UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934
Date of Report (Date of earliest event reported): July 29, 2009
Vought Aircraft Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	333-112528 (Commission File Number)	75-2884072 (I.R.S. Employer Identification Number)
201 East John Carpenter Freeway, Tower 1, Suite 900
Irving, Texas 75062
(972) 946-2011
(Address of Principal Executive Offices and Telephone Number)
N/A
(Former name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
     On July 30, 2009, Vought Aircraft Industries, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its Credit Agreement, dated as of December 22, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) with Lehman Commercial Paper Inc. (“LCPI”), as administrative agent, and certain other funding parties party thereto (the “Funding Parties”). The Amendment amends the Credit Agreement by, among other things: (1) permitting the sale of the Business (as defined below); (2) specifying that the mandatory prepayment requirement with respect to the sale of the Business is $305 million of the aggregate net cash proceeds from the transactions contemplated by the Agreement (as defined below) be used to prepay the term loans and incremental term loans under the Credit Agreement; (3) permitting a non-pro rata reduction of the commitments under the revolving facility in an amount equal to LCPI’s $15 million revolving credit commitment; (4) incorporating the flexibility for the Company to extend the maturity of all or a portion of its revolving facility beyond the previously scheduled December 22, 2010 termination date; (5) converting the existing $50 million tranche B synthetic letter of credit facility into an incremental term loan in the amount of $50 million, all of which will initially be used to provide cash collateral to JPMorgan Chase Bank, N.A. in support of outstanding letters of credit previously issued on the Company’s account under the tranche B synthetic letter of credit facility; (6) increase the interest rate applicable to all loans to LIBOR plus a margin of 4.00%, with a minimum LIBOR floor of 3.50%; and (7) incorporating provisions permitting the Company to withhold certain payments to, and grant the Company certain other rights with respect to, Funding Parties that default in their obligations under the Credit Agreement.
     In consideration for the Funding Parties consenting to the Amendment, the Company has agreed, among other things, to voluntarily prepay revolving loans and to permanently reduce the commitments under the revolving facility by an additional $35 million (in excess of the $15 million termination of LCPI’s commitment set forth above) and to voluntarily prepay term loans and incremental term loans by $50 million in excess of the mandatory prepayment amount described above. Following this prepayment and commitment reduction, total revolving commitments will be $100 million with no borrowings outstanding on the revolver. The Company has also agreed to reduce the swingline commitment to $10 million.
     The Amendment also contemplates that shortly after its effectiveness, LCPI will resign as administrative agent and will be replaced by Barclays Bank PLC.
     The foregoing description of the Amendment is qualified in its entirety by the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference.
ITEM 2.01. Completion of Acquisition or Disposition of Assets.
     On July 30, 2009, the Company completed the sale of the business, assets and operations of the Company’s 787 business conducted at North Charleston, South Carolina (collectively, the “Business”) to Boeing Commercial Airplanes Charleston South Carolina, Inc. (formerly known as BCACSC, Inc., and referred to as the “Buyer”), a wholly owned subsidiary of The Boeing Company (“Boeing”) pursuant to the Asset Purchase Agreement (the “Purchase Agreement”).

Aggregate cash consideration of approximately $591 million was paid to the Company in connection with the sale of the Business and the entry into: (1) a transition services agreement, pursuant to which the Company will provide certain transition services to Buyer; (2) an engineering services agreement, pursuant to which the Company will provide certain engineering services to Boeing; (3) an intellectual property license agreement, pursuant to which the Company and an affiliate of Buyer will license to each other certain intellectual property; and (4) a termination and mutual release agreement, pursuant to which the Company and Boeing will terminate their existing 787 supply agreement and release claims and resolve rights and obligations owed to each other under the existing 787 supply agreement, including obligations incurred or created as a result of ordinary course performance of the 787 supply agreement. In addition, at closing, the parties entered into a long-term supply agreement for new workscope on Boeing’s 737, 777 and 787 aircraft programs. The final aggregate consideration is subject to further adjustments post-closing related to the Company’s net investment in the Business. Boeing will provide a limited guaranty of Buyer’s post-closing indemnity of the Company.
     A copy of the press release announcing the closing of the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 29, 2009, the Company entered into an amendment (the “Romero Amendment”) to the Employment Agreement between the Company and Joyce E. Romero, Vice President of the Company’s 787 division, dated August 28, 2007 and previously amended on December 31, 2008 (the “Romero Agreement”). The effectiveness of the Romero Amendment was conditioned on the consummation prior to December 31, 2010 of the sale of the assets and operations of the Business. The Romero Amendment increases certain severance amounts payable to Ms. Romero and provides other severance benefits in the event of the termination of her employment under certain circumstances. If Ms. Romero’s employment is terminated by the Company without Cause (as defined in the Romero Agreement) or Ms. Romero resigns her employment for Good Reason (as defined in the Romero Agreement), Ms. Romero will be entitled to (i) a lump sum payment equal to 18 months of her annual base salary plus 1.5 times her annual target bonus; (ii) a lump sum payment in respect of continued medical benefits; (iii) reimbursement of reasonable relocation expenses; and (iv) 12 months of executive outplacement services. In addition, upon such a termination, the Romero Amendment provides that Ms. Romero would be entitled to accelerated vesting of any unvested restricted stock units held as of the termination date.
     Effective July 30, 2009, Ms. Romero’s employment with the Company ceased and she is entitled to the termination payments and benefits described above.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit
Number	Description of Exhibit
10.1	Amendment to Credit Agreement, dated as of July 30, 2009, by and among Vought Aircraft Industries, Inc., as borrower, certain subsidiaries of Vought Aircraft Industries, Inc., as guarantors, certain Financial Institutions, as lenders, Lehman Commercial Paper Inc., in its capacity as administrative agent and in its capacity as collateral agent, JPMorgan Chase Bank, N.A., in its capacity as syndication agent and Goldman Sachs Credit Partners, L.P., as Documentation Agent.

99.1	Press Release issued by Vought Aircraft Industries, Inc. dated July 30, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2009	VOUGHT AIRCRAFT INDUSTRIES, INC.
	By:	/s/ Keith B. Howe
	Name:	Keith B. Howe
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Amendment to Credit Agreement, dated as of July 30, 2009, by and among Vought Aircraft Industries, Inc., as borrower, certain subsidiaries of Vought Aircraft Industries, Inc., as guarantors, certain Financial Institutions, as lenders, Lehman Commercial Paper Inc., in its capacity as administrative agent and in its capacity as collateral agent, JPMorgan Chase Bank, N.A., in its capacity as syndication agent and Goldman Sachs Credit Partners, L.P., as Documentation Agent.

99.1	Press Release issued by Vought Aircraft Industries, Inc. dated July 30, 2009.